Exhibit 99.1

CORPORATE INVESTOR RELATIONS

Contact:

Scott Montgomery, President &

5333 15TH AVENUE SOUTH, SUITE 1500

CEO

smontgomery@mnbla.com

SEATTLE, WA 98108

David Brown, Exec VP & CFO

206.762.0993

david.brown@mnbla.com

310-277-2265

NEWS RELEASE

National Mercantile Posts Record Third Quarter Profits

Earnings Grow 49% with Improving Efficiency and Expanding Margin

Los Angeles, California – October 28, 2005 – National Mercantile Bancorp (Nasdaq: MBLA), the holding company for Mercantile National Bank and South Bay Bank, N.A., today reported its third consecutive record quarter with earnings up 49% year-over-year and 25% above the immediate prior quarter.  Solid growth in revenues, continuing cost control, expanding margin and a recovery fueled the earnings increase during the third quarter.

For the quarter ended September 30, 2005, National Mercantile posted net income of $1.3 million, or $0.28 per diluted share, compared to $872,000, or $0.19 per diluted share in the third quarter of 2004.  Year-to-date earnings more than doubled to $3.3 million, or $0.70 per diluted share, compared to $1.5 million, or $0.33 per diluted share, in the first nine months of last year.  All financial results are unaudited.

“The Southern California economy continues to generate strong population growth and expanding employment, increasing demand for business services and housing.  Los Angeles County, which covers 4,752 square miles, has a population of over 10 million as of July of 2004 and is the largest manufacturing center in the US with 484,200 workers employed in these activities.  The County’s population would rank it as the eighth largest state in the nation, just behind Ohio and ahead of Michigan,” said Scott A. Montgomery, President and CEO.

The Los Angeles Economic Development Corporation reported that Los Angeles County, in addition to the manufacturing jobs, has over 260,000 jobs related to tourism, 249,000 jobs from motion picture and TV production, 202,700 in technology and over 261,000 jobs in international trade creating a strong economic engine.  The Los Angeles Customs District reported, based on two-way trade in 2004, that the district was the largest in the nation with economic activity of $264 billion.  Within this extensive market, our banks focus on serving businesses and high value communities through specialty expertise in a number of niche markets,” Montgomery continued.

“Our lending portfolio posted solid growth during the third quarter including our construction loans, many of which were delayed during the first quarter due to the record rain fall.  Also, we are beginning to build momentum in several niche areas following the addition of several senior managers earlier in the year,” Montgomery noted.

Financial Highlights (at or for quarter and nine months ended Sept. 30, 2005, compared to Sept. 30, 2004)

(more)

•             Revenue grew 14% to $5.7 million in 3Q05 and rose 26% to $16.3 million year-to-date.

•             Net interest income before provision for loan losses grew 16% in 3Q05 and 31% year-to-date.

•             A $1.1 million recovery from a prior loan charge off generated a pre-tax reversal of $213,000 and after taxes of $125,000, adding $0.03 to EPS in the third quarter.

•             Net interest margin expanded 51 basis points (bp) to 5.77% in 3Q05 and 102 bp to 5.70% year-to-date.

•             Loans grew 9% to $326 million with construction loans continuing to rebound.

•             The efficiency ratio improved from 67.40% to 65.05% in 3Q05.

•             Deposits grew 10% to $355 million.

•             Non-interest bearing demand deposits account for 35% of total deposits.

•             Asset quality was solid with nonperforming assets at 0.32% of total assets.

Results of Operations

Revenue (net interest income before provision for credit losses plus non-interest income) rose 14% in 3Q05 to $5.7 million compared to $5.0 million in 3Q04.  Year-to-date revenue was up 25% to $16.3 million compared to $13.0 million in the first nine months 2004.  Third quarter net interest income before provision for credit losses grew 16% to $5.5 million with interest income up 23%.  In the first nine months of 2005, net interest income grew 31% to $15.4 million with interest income rising 34%.

National Mercantile’s net interest margin expanded to 5.77% for the third quarter of 2005 and 5.70% year-to-date, compared to 5.26% and 4.68% in the respective periods of 2004.  “With an asset sensitive balance sheet, we continue to benefit from rising short-term interest rates and are generating solid margin expansion this year.  We also have added several hedging strategies to protect the margin should short-term interest rates decline,” said David R. Brown, Chief Financial Officer.  “In addition to utilizing interest rate swaps and floors, we added securities to the portfolio to protect against a decline in rates.  The addition of the securities contributed to profitability in the quarter, but also reduced net interest margin slightly. “

The reverse provision for credit losses during the third quarter of 2005 added $213,000 to net interest income after provision, following the recovery of $1.1 million from a loan charged-off in 2003.  “Our loan portfolio continues to perform very well with few delinquent loans,” said Robert Bartlett, EVP and Chief Credit Officer.  The allowance for credit losses improved to 1.52% of gross loans at the end of the third quarter, from 1.35% at the immediate prior quarter end, and from 1.27% at September 30, 2004.

Third quarter non-interest income totaled $278,000 compared to $317,000 in the third quarter a year ago, reflecting lower fees from deposit-related products and other client services.  Year-to-date, non-interest income totaled $899,000 compared to $1.2 million a year ago, reflecting a change in the deposit fee structure.  We anticipate that over the longer term the changes made, to bundle several services, will better serve our customers and result in increased deposits and enhance our funding base.

Overhead expense growth year to date was significantly lower at 6% than revenue growth at 26% contributing to strong efficiency improvement in the quarter and year-to-date.  Non-interest income declined 12% in the third quarter of 2005 and 24% year-to-date.  Non-interest expense in the third quarter of 2005 was $3.7 million compared to $3.4 million in the third quarter a year ago.  Non-interest expense was $10.8 million year-to-date, compared to $10.2 million in the first nine months of 2004.  Lower occupancy and data processing costs helped offset growth in salaries and professional service costs.

Operating efficiencies continued to improve during the quarter and year-to-date, reflecting top-line growth and cost control efforts.  The efficiency ratio in 3Q05 improved to 65.05% compared to 67.40% in 3Q04.  Year-to-date, the efficiency ratio improved to 66.39% from 79.06% in the like period of 2004.  The efficiency ratio, calculated by dividing non-interest expense by net interest income and non-interest income, measures overhead costs as a percentage of total revenues.

Balance Sheet

The loan portfolio grew 9% to $330.2 million at September 30, 2005, compared to $303.8 million at September 30, 2004, and up 7% from the beginning of the quarter.  “We seeing very strong demand in the construction sector, with builders reacting to the pent-up demand, caused by the extraordinarily wet spring this year,” said Montgomery.  “In addition, population growth continues to outstrip housing starts, creating strong demand for apartments and entry-level homes.  Population growth is also generating demand for business services, which in turn is producing solid growth in office and retail properties.”

Loan Portfolio Composition

	30-Sep-05		30-Jun-05		30-Sep-04
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial loans - secured and unsecured	$88,281	27%	$94,117	30%	$88,802	29%
Real estate loans:
Secured by commercial real properties	128,555	39%	126,081	41%	142,218	47%
Secured by multifamily residential properties	18,891	6%	17,532	6%	12,771	4%
Secured by 1-4 family residential properties	11,697	4%	9,953	3%	11,134	4%
Total real estate loans	159,143	48%	153,566	50%	166,123	55%
Construction and land development loans	79,097	24%	56,843	18%	47,784	16%
Consumer: installment, home equity and unsecured	4,786	1%	4,203	1%	2,033	1%
Total loans outstanding	$331,307	100%	$308,729	100%	$304,742	100%

Total assets grew 6% to $428.5 million at September 30, 2005, compared to $405.8 million a year earlier.  Total deposits increased 10% to $354.6 million at September 30, 2005, compared to $322.5 million a year earlier.  Time certificates of deposits ($100,000 and over) account for $32 million in deposit growth, of which $20 million were brokered deposits added as part of the securities interest rate hedge discussed above.   Core deposits, excluding time certificates, accounted for 74% of total deposits at September 30, 2005.  Demand deposits and low cost NOW accounts represent more that 55% of the deposit base at September 30, 2005.

Shareholders’ equity increased 9% to $37.1 million, or a book value of $8.29 per share at September 30, 2005, compared to $33.9 million, or $7.60 per share at September 30, 2004.  Tangible book value per share increased 12% to $7.37 per share at September 30, 2005, from $6.60 per share at September 30, 2004.  All per share calculations reflect the conversion of the Series A preferred shares in June of this year and also assumes full conversion of non-cumulative preferred stock and dilutive stock options.

At this year’s annual meeting, shareholders approved an amendment to terms of the Company’s Series A Preferred stock to provide for the automatic conversion of all shares of Series A Preferred into common shares upon the approval of a majority of holders of the Series A Preferred.  Under the terms of the Series A Preferred Stock agreement entered into in 1997 each preferred share was convertible into two shares of common stock.  On June 23, 2005, the Series A Preferred holders approved the conversion and the 643,893 outstanding shares of the Series A Preferred were converted into 1,287,786 shares of common stock.

Looking Ahead

“We have established a strong platform for profitability with our third record quarter in a row and are beginning to generate momentum in our earnings performance.  With the expansion of our lending team, strong loan quality, solid margins and continued demand for business loans, our outlook for the remainder of this year and into 2006 is bright,” Montgomery said.

About National Mercantile Bancorp

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, with offices located in Century City, Encino, Torrance, El Segundo, Costa Mesa and Beverly Hills, all among California’s highest value markets.  The banks’ focus is on business banking with lending expertise in the entertainment, healthcare, professional services, real estate escrow, business and residential construction, property management industries and community-based non-profit organizations.  The company is building a premier business banking franchise with experienced loan officers providing highly personalized service.

This press release contains forward-looking statements about the Company.  Forward-looking statements consist of descriptions of plans or objectives for future operations, products or services, forecasts of revenues, earnings or other measures of economic performance and assumptions underlying or relating to any of the foregoing.  Because forward-looking statements discuss future events or conditions and not historical facts, they often include words such as “believe,” “potential,” “confident,” “encourage or encouraging,” “will be,” “anticipate,” “estimate” or similar expressions.  Do not rely unduly on forward-looking statements.  They give the Company’s expectations about the future and are not guarantees or predictions of future events, conditions or results.  Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes that occur after that date.  Many factors, most beyond the company’s control, could cause actual results to differ significantly from the Company’s expectations.  These factors include, among other things, changes in interest rates, which affect margins, impact funding sources or alter loan demand; increased competitive pressures; changes in national and local economic conditions; fluctuations in the California real estate markets; changes in fiscal policy, monetary policy, legislative or regulatory environments; changes in the credit quality of the Company’s loan portfolio, the Company’s abilities to realize further efficiencies and achieve growth targets, and finalization of year-end audit results.  These and other factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

Quarterly Income Statement

(Unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,	Annual %
(In thousands, except share data)	2005	2005	2004	Change
Interest income	$6,754	$6,089	$5,487	23.1%
Interest expense	1,298	1,016	792	63.9%
Net interest income before provision for credit losses	5,456	5,073	4,695	16.2%
Provision for credit losses	(213)	—	120	n/a
Net interest income after provision for credit losses	5,669	5,073	4,575	23.9%
Other operating income:
Net loss on sale of securities	—	—	(95)	-100.0%
Deposit-related and other customer services	252	269	374	-32.6%
Other operating income	26	30	38	-31.6%
Other operating expenses	3,730	3,599	3,378	10.4%
Income before provision for income taxes	2,217	1,773	1,514	46.4%
Provision for income taxes	920	736	642	43.3%
Net income	$1,297	$1,037	$872	48.7%

Earnings per share:
Basic	$0.29	$0.33	$0.30	-3.3%
Diluted	$0.28	$0.22	$0.19	47.4%
Weighted average shares outstanding:
Basic	4,327,175	3,126,701	2,918,583
Diluted	4,740,663	4,703,484	4,565,380

Ratios
Return on quarterly average assets	1.27%	1.09%	0.88%
Return on quarterly average equity	13.77%	11.64%	10.47%
Net interest margin - average earning assets	5.77%	5.81%	5.26%
Operating expense ratio	3.65%	3.77%	3.39%
Efficiency ratio (a)	65.05%	66.99%	67.40%

(a) Other operating expense divided by net interest income and other operating income.

Credit Quality
Average quarterly assets	$405,572	$383,244	$395,115
Nonperforming assets
Nonaccrual loans	313	300	238
Loans 90 days past due and still accruing	—	—	5
Other real estate owned	1,056	1,056	1,043
Total nonperforming assets	$1,369	$1,356	$1,286

Loan to deposit ratio	93.44%	87.79%	94.48%
Allowance for credit losses to total loans(b)	1.52%	1.35%	1.27%
Allowance for credit losses to nonperforming assets(b)	366.25%	305.75%	299.38%

(b)  Allowance for credit losses is the sum of the allowance for loan and lease losses and the reserve for contingent losses on unfunded commitments.

Year-to-Date Income Statement

(Unaudited)

	For the Nine Months Ended
	September 30,	September 30,	Annual %
(In thousands, except share data)	2005	2004	Change
Interest income	$18,680	$13,944	34.0%
Interest expense	3,290	2,176	51.2%
Net interest income before provision for credit losses	15,390	11,768	30.8%
Provision for credit losses	(124)	120	-203.3%
Net interest income after provision for credit losses	15,514	11,648	33.2%
Other operating income:
Net loss on sale of securities	—	(76)	-100.0%
Deposit-related and other customer services	818	1,176	-30.4%
Other operating income	81	84	-3.6%
Other operating expenses	10,815	10,240	5.6%
Income before provision for income taxes	5,598	2,592	116.0%
Provision for income taxes	2,323	1,084	114.3%
Net income	$3,275	$1,508	117.2%

Earnings per share:
Basic	$0.94	$0.52	80.8%
Diluted	$0.70	$0.33	112.1%

Weighted average shares outstanding:
Basic	3,480,560	2,878,595
Diluted	4,699,097	4,593,926

Total shares outstanding (c)	4,337,874	2,924,078

RATIOS
Return on average assets	1.11%	0.53%
Return on average equity	12.11%	6.18%
Net interest margin - average earning assets	5.70%	4.68%
Operating expense ratio	3.67%	3.72%
Efficiency ratio (a)	66.39%	79.06%

(a) Other operating expense divided by net interest income and other operating income.

(c) includes assumed conversion of currently convertible Series A preferred stock into common stock

Balance Sheet

(Unaudited)

	September 30,	June 30,	September 30,	Annual
(In thousands, except share data)	2005	2005	2004	% Change
ASSETS
Cash and due from banks-demand	$15,113	$19,294	$25,855	-41.5%
Due from banks-interest bearing	2,000	2,000	2,728	-26.7%
Federal funds sold and securities purchased under agreements to resell	3,110	9,000	4,000	-22.3%
Investment securities	59,177	46,335	44,797	32.1%
Loans
Commercial	88,281	94,117	88,802	-0.6%
Real estate	159,143	153,566	166,123	-4.2%
Construction and land development	79,097	56,843	47,784	65.5%
Consumer and other loans	4,786	4,203	2,033	135.4%
Total loans outstanding	331,307	308,729	304,742	8.7%
Deferred net loan fees	(1,128)	(1,201)	(930)	21.3%
Loans receivable, net	330,179	307,528	303,812	8.7%
Allowance for loan and lease losses	(4,526)	(3,669)	(3,483)	29.9%
Net loans receivable	325,653	303,859	300,329	8.4%
Goodwill and intangible assets	4,688	4,744	4,911	-4.5%
Accrued interest receivable and other assets	18,742	18,929	23,205	-19.2%
Total assets	$428,483	$404,161	$405,825	5.6%

LIABILITIES & CAPITAL
Deposits:
Noninterest-bearing demand	$124,053	$145,997	$121,503	2.1%
Interest-bearing demand deposits	31,583	31,284	30,832	2.4%
Money market accounts	75,377	65,894	72,702	3.7%
Savings	30,180	30,555	34,744	-13.1%
Time certificates of deposit:
$100,000 or more	72,845	56,079	40,833	78.4%
Under $100,000	20,518	20,501	21,935	-6.5%
Total deposits	354,556	350,310	322,549	9.9%
Other borrowings	19,000	0	31,900	-40.4%
Junior subordinated deferrable interest debentures	15,464	15,464	15,464	0.0%
Accrued interest and other liabilities	2,376	1,955	1,974	20.4%
Total liabilities	391,396	367,729	371,887	5.2%
Total shareholders’ equity	37,087	36,432	33,938	9.3%
Total liabilities & shareholders’ equity	$428,483	$404,161	$405,825	5.6%

Book value per common share	$8.29	$8.09	$7.60	9.1%
Tangible book value per common share (d)	$7.37	$7.14	$6.60	11.7%

(d) Total common equity, less goodwill and other intangible assets; divided by fully-diluted shares outstanding.

Note: Transmitted on Prime Zone on October 28, 2005 at 11:15 a.m. PDT.

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